NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces August 2024 Catastrophe Losses

NORTHBROOK, Ill., September 19, 2024 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of August of $272 million or $215 million, after-tax, including favorable reserve reestimates for prior period events.
Catastrophe losses for August include 15 events estimated at $306 million, with approximately $75 million related to a hail event in Calgary, Canada. The Calgary hail event estimate includes reinsurance reinstatement premiums and is net of anticipated reinsurance recoveries of $225 million.
Total catastrophe losses for July and August were $814 million or $643 million, after-tax, and total catastrophe losses for August year-to-date were $3.67 billion or $2.90 billion, after-tax.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
# # # #